Exhibit 10.2




















                             TECO ENERGY, INC.

                     ANNUAL INCENTIVE COMPENSATION PLAN

                           REVISED JANUARY, 1993



























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                   SUMMARY OF INCENTIVE COMPENSATION PLAN

BASIC PLAN CONCEPT

The Annual Incentive Compensation Plan provides a consistent framework for applying incentive pay to officers of TECO Energy and each of its operating subsidiaries. Each participant is assigned a target award amount, expressed as a percentage of salary range midpoint, which will represent an appropriate incentive payment when performance is judged to be at an outstanding level. Smaller awards (or none at all) may be earned when performance is below target and larger awards (up to 150 percent of target) can be earned when performance exceeds target.

While not anticipated to be a common occurrence, the Board may occasionally decide that the plan formula would unduly penalize or reward management for results over which they had little or no influence. In such cases, award funds may be increased or decreased to better meet the plan's intent of relating rewards to management performance.

Performance for each participant will be measured, in part, against a combination of one or more quantifiable profit and operational goals. These goals will be set at the corporate and operating levels, and most participants will have a portion of their awards related to each. The remaining portion of each participant's performance that is not measured by the quantified goals mentioned above, will be evaluated on a judgmental basis considering overall contribution level and achievement of other individual goals.

ELIGIBILITY

Officers are recommended by the respective President of their organization and approved by the President and Chief Executive Officer of TECO Energy for participation in the incentive plan each year. All nominated employees who are approved by the President and Chief Executive Officer and the Compensation Committee of the TECO Energy Board, will be eligible to participate.

TARGET AWARD LEVELS

Target award levels are established at a level which, when combined with each participant's base salary midpoint, will provide a fully competitive total cash compensation opportunity. The incentive portion of the total compensation opportunity reflects compensation "at risk" which is directly related to performance and results achieved. Generally, the portion of compensation "at risk" (i.e., the target award levels) is influenced by the level of each participant's accountability for contributing to bottom-line results, the degree of influence the participant has over results and competitive practice.











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ESTABLISHING PERFORMANCE GOALS AND WEIGHTINGS

For each plan year, profit, growth and/or operational effectiveness goals will be established for TECO Energy and each of the operating subsidiaries. The number of goals set for each unit and each operating subsidiary should not normally exceed five or six so as not to dilute plan focus.

Once goals have been established that represent the target or stretch level of performance, threshold and maximum levels should also be established. Threshold performance represents the minimum acceptable performance that still warrants incentive recognition (at 50 percent of the target award level), and maximum performance represents the highest level likely to be attained and rewarded (at 150 percent of the target award level).

Regardless of the degree of achievement of each established goal, there will not be any plan payout to any company unless a corporate "shareholder protection" threshold, i.e., TECO Energy's net earnings be at least 80% of the current year's after tax earnings, is achieved.


Additionally, a further performance threshold of 90% of operating income target must be achieved by each operating subsidiary for its plan participants to be eligible for an award. TECO Energy participants must achieve 90% of net income target to be eligible.

A determination will be made for each participant regarding their portion of the award that will be based on corporate, subsidiary or individual performance. Generally, the weightings among these three measurement groups will vary by organizational level.

AWARD DETERMINATION

At the end of each plan year, a three step process will be followed in determining actual incentive awards.

Step 1: The actual degree of achievement for each goal at the Corporate, Subsidiary and Individual level must be determined.

Step 2: Corporate, Subsidiary and Individual performance factors must be determined by multiplying levels of goal achievement by the weightings assigned to each goal and summing the results. Performance factors can range between 0 and 150 percent.

Step 3: Total of all performance factors are multiplied by the target award.

PLAN ADMINISTRATION

The Vice President, Human Resources, TECO Energy, Inc., is responsible for administering the plan.







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OTHER CONSIDERATIONS

If a participant's employment is terminated due to death, total disability, or retirement during a plan year, the participant or beneficiary may be entitled to receive a pro rata share of the incentive award. The TECO Energy Board Compensation Committee will determine if any award will be paid, and if so, the amount of the award.

If a participant is transferred or promoted to another position within TECO Energy, that individual may be eligible to receive a pro rata share of the award, as determined by the TECO Energy Board Compensation Committee.

If a participant's employment is terminated for reasons not described above, the TECO Energy Board Compensation Committee will have complete discretion in determining if an award will be paid.

Notwithstanding the foregoing, in the event of a participant's termination of employment for any reason following a change in control of TECO Energy, Inc., as defined in the TECO Energy, Inc. 1990 Stock Option and Appreciation Rights Plan, such participant shall be entitled to receive an incentive award equal to a pro rata share of the greater of (i) the target bonus for the year in which the change in control occurs or (ii) the bonus actually paid with respect to the previous year.



































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